Exhibit 10.5
                          World Waste of Anaheim, Inc.

                            Taormina Industries, LLC.

                             Waste Recycle Agreement


         This Waste Recycle Agreement (hereinafter "Agreement"), dated June 27, 2003 (the "Effective Date") is made by and between World Waste of Anaheim, Inc., a California Corporation, (hereinafter "WWA") having its principal offices at 5567 Calumet Avenue, La Jolla, California 92037 and Taormina Industries, L.L.C. (hereinafter "TI" as further defined below herein) a Delaware limited liability company having it's principal place of business at 1131 North Blue Gum Street, Anaheim, California 92806.

A.       RECITALS

   1.    TI  operates  a large  volume  Material  Recovery  Facility  (MRF)  and
         Transfer Station in Orange County and is a leading processor and recycler of the solid waste stream in Southern California.

   2. As a solid waste collection services provider for a number of cities, TI is responsible for implementing diversion programs to reduce the amount of solid waste from landfill disposal in order to assist its public agency customers to meet the diversion goals and mandates of AB939.

   3. TI currently employs many proprietary and commercially available means to recover material from the waste stream in order to provide diversion for its customers who utilize the facility.

   4. TI is continually exploring means to enhance recovery efforts, provide additional diversion for its existing customers and provide diversion opportunity for future customers.

   5. WWA is the exclusive licensee of a process, which recovers materials from the waste stream beyond the recovery levels of traditional solid waste processing.

   6. WWA has worked closely with TI for several years to develop and test the viability of its exclusive licensed patented recovery process.

   7. WWA is seeking a location for their first commercially viable facility that can receive, process and recover material from the residuals stream of the MRF.

   8. TI desires to engage WWA's services on the terms and conditions set forth herein.

   9. WWA desires to process waste materials received from TI and is willing to do so on the terms and conditions set forth herein.

Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 1

   10. It is TI's intention to deliver the agreed upon average tonnage as it is WWA's intention to receive and process the agreed upon tonnage; however, from time to time circumstances may occur, such as holidays, which could briefly interrupt the intended even flow of waste materials. Both parties to this Agreement will make their best efforts to deliver and receive the agreed upon tonnage as it is in the best interest of both parties to do so.

   THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

B.       TERM OF CONTRACT

         The term of this agreement shall be ten (10) years, with options for three additional extensions of five (5) years each, exercisable by mutual agreement of the parties, for a total potential term of 25 years. TI may agree to extend the term of this Agreement pursuant to a written notification of the extension served on WWA pursuant to section K(11) of this Agreement.

C.       LEASE OF RECYCLING FACILITY

   1. During the term of this Agreement the location of the recycling facility shall be a structure on the TI property located at 2740 East Coronado Street, Anaheim, California, or an equivalent and compatible building approved in writing by both parties. TI agrees to cooperate with and assist WWA in obtaining all required land use approvals and modifications of existing TI permits; permits for modifications to the existing buildings, easements, utility services, and permits to construct, install equipment and operate the WWA facility on the above identified TI property. The costs of all permits, authorizations or approvals for the use of the TI facility, including without limitation all capital and maintenance expenditures associated with making the site suitable for the implementation of the terms of this Agreement, shall be the sole expense of WWA.

   2. WWA and TI agree that WWA will lease the proposed building for a term of ten (10) years at the rental rate of $.53 per square foot ("the Base Rent"), adjusted annually on a calendar year basis on January 1 of each year using 100% of the "Los Angeles-Anaheim-Riverside CPI Index, All Urban Consumers", as determined in the month of November preceding the January anniversary date for adjustment of the Base Rent. WWA shall have the option to renew the lease to coincide with the TERM OF CONTRACT as delineated in section B of this Agreement. The parties agree that the square footage of the facility under lease shall be approximately 30,000 square feet, with an initial Base Rent of a minimum of $15,900.00 per month (30,000 X $.53/ft.). In addition to the Base Rent, the parties agree that WWA shall be responsible for the payment of any additional or supplemental real estate taxes or incremental operating costs directly associated with the WWA operation resulting from the leased facility. Additionally WWA shall be responsible for monthly service costs of all utilities serving the leased facility. At TI's option, the additional taxes and incremental

Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - `2
         operating expenses may be assessed on a monthly basis as additional rent in addition to the Base Rent, or may be separately invoiced to WWA on an annual or more frequent basis.

   3. TI agrees to defer the Base Rent for the first twelve months of the lease term as an accommodation to WWA. This first year's deferred Base Rent shall be paid in 48 equal interest-free payments spread over the next 48 months (4 years) of the 10 year term of the lease beginning in the 13th month of the lease term.

   4. TI agrees to assist to make any necessary changes to the existing building for accommodation of the addition of the WWA processing facility, so long as such changes do not impair or impede the conduct of TI's other business operations at the TI site. WWA agrees that TI has final approval of any and all building modifications, material flows and the overall processing which takes place on TI property.

   5. TI and WWA agree that they shall enter into a standard form of commercial lease agreement with the provisions in this section C included, in substantially the same form as set forth in the attached Exhibit A and incorporated by reference as though fully set forth herein.

D.       TI'S DUTIES AND OBLIGATIONS:

   1.    TI  shall  provide  to WWA a  mutually  agreed  upon  mix  of  Residual
         Municipal Solid Waste ("RMSW") on a 24 hour, 6 day per week basis as requested by WWA. For purposes of this Agreement, RMSW shall mean the MSW remaining after TI's sorting operation. TI will endeavor to remove from MSW large bulky items such as pallets, engine blocks, bicycle frames, tires, and similar types of bulky materials, which will not be processed by WWA. RMSW may also include mixes of non-sorted commercial, apartment and household waste as mutually agreed to by WWA and TI in writing.

   2. TI will deliver an average of 3,500 tons per week to the on-site facility leased by WWA pursuant to this Agreement at a schedule to be mutually agreed upon in writing by WWA and TI.

   3. TI shall deliver up to an additional 14,000 tons per week on average, adjusted for holidays, of RMSW to WWA's proposed new off-site facility upon WWA's written notification to TI. Delivery by TI to the new off-site facility is contingent upon TI's approval of the proposed facility, and the facility being located within a mutually agreed upon location, and distance from TI's Anaheim facility, as determined in a written modification to this Agreement.

   4. TI can deliver loads 24 hours per day, 6 or 7 days per week, at TI's option, excluding major holidays.

   5. The composition of the RMSW may be adjusted as mutually agreed upon in writing by WWA and TI.

Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 3

   6. TI will haul away all unprocessible wastes and RMSW process residuals (hereinafter "WWA Residual") from the WWA facility on a mutually agreed upon commercially acceptable schedule.

   7. TI will have final design review in accordance with paragraph C. 4 above on how vehicles enter and exit the facility and how WWA Residual is picked up/loaded, as well as the exterior appearance of the facility (if on TI's property) along with all regulatory compliance issues.

   8. TI has the option in its sole discretion to remove any waste material that is deemed by TI to be a potential threat to public or worker health and safety, or the presence of which would cause or threaten to cause TI to be in non-compliance with any term or condition of any permit or entitlement for operation of TI's facility.

   9. Each and every obligation of TI as set forth herein is subject to TI's ability to maintain compliance with its permits and entitlements for operation of the TI facility in Anaheim. Nothing in this Agreement shall be construed to require or result in TI's non-compliance with its permits and entitlements, or to place it in breach of any law or regulation governing operation of the TI facility.

   10. "TI" shall mean TI, its parents, other subsidiaries of TI's parent and affiliates.

   11. TI agrees that it will indemnify, defend and hold harmless WWA, its directors, officers, employees, agents and consultants from any claims or causes of action, including without limitation any claims for personal injury, property damage or civil or criminal fines or penalties arising from TI's operations pursuant to this Agreement.

E.       WWA DUTIES AND OBLIGATIONS

   1. WWA shall comply with all laws and regulations, which apply to the WWA process, and the leased facility described above. WWA agrees that it will indemnify, defend and hold harmless TI, its directors, officers, employees, agents and consultants from any claims or causes of action, including without limitation any claims for personal injury, property damage or civil or criminal fines or penalties arising from WWA's operations pursuant to this Agreement.

   2. WWA shall obtain and maintain throughout the term of this Agreement (including any extensions thereof), all permits and entitlements required by law for operation of the leased facility as well as the proposed new off-site facility. If, as a result of a future change in law or a change in the interpretation of existing law as a result of a judicial order from a federal or state court of competent jurisdiction, the recovered materials do not qualify for full and unqualified diversion credits under California law, then TI shall have the right to reopen this Agreement and renegotiate the per ton tip fee in effect at that time.


Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 4

   3. Upon expiration or termination of the lease, WWA shall, at TI's election, remove all equipment and/or restore the leased facility to leaseable condition less commercially acceptable wear and tear.

   4. WWA shall obtain and maintain authorization from the California Integrated Waste Management Board ("CIWMB") stating that operations in the leased facility and the proposed new off-site facility constitute material recovery operations pursuant to California laws and regulations governing solid waste and materials recovery facilities. WWA represents and warrants that no amendment to TI's existing solid waste SWFP or a new solid waste facilities permit shall be required for operation of the leased facility. WWA further represents and warrants that it shall guarantee a WWA residual of no more than 40% by weight of TI waste delivered to and processed at the WWA facility.

   5. WWA shall provide a written report to TI annually, in January of each year, detailing the use and re-use of the recovered materials produced using RMSW from TI. WWA has represented that the initial anticipated markets are pulp and LCM (loss circulation mud). Upon request, WWA shall provide any necessary documentation to TI on the use of the WWA recovered material as may be required for TI to comply with regulations regarding qualification for diversion or other obligations imposed on TI by regulatory agencies regarding the use of recovered materials.

   6. If TI determines that WWA's operations are not in compliance with any applicable law or regulation or determines that WWA's continued operation would place or threaten to place TI's operations in non-compliance with its permits and approvals, then TI may suspend delivery of RMSW to WWA until such time as TI determines that WWA has fully remedied the non-compliance or threat of non-compliance.

   7. As used herein, the term "law" includes, without limitation, statutes, regulations, administrative orders and decrees, judicial decisions and orders of courts of the State of California and the United States.

   8. WWA's facilities to be constructed and operated pursuant to this Agreement shall be for the exclusive use of TI and its affiliate entities, and no other person, firm or entity shall have any right or entitlement to utilize the WWA facilities without TI's written approval. WWA agrees that it will accept and process all of the waste materials that TI is obligated to deliver under the terms of this Agreement.

F.       COMPENSATION

   1. WWA will sell its "Standard" recyclables (steel, aluminum, plastic) through TI under the conditions outlined below. TI will pay WWA ten percent (10.0)% less than TI's average monthly market price. The term "average monthly market price" means the average monthly price TI is paid for each of the standard recycled materials in the recycled materials market within the geographic territory of Orange County, California.

Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 5

   2. Pick Up Schedule: "On Call"--WWA will call TI to pick up recyclables from the WWA facility and deliver them to its Material Recovery Facility. A weight ticket will be generated to record the incoming net material weight - Gross less Tare/Empty weight. The load will be inspected to the specifications of the commodity it is receiving. All required commodity specifications will be agreed upon prior to the delivery of any loads. TI shall achieve pick-ups within eight hours of notification by WWA.

   3. TI agrees to pay WWA an initial base tip fee of $30.00 per ton of Net Processed Waste. Net Processed Waste equals the total RMSW tons delivered to the WWA facility less the total Residual/non-processed tons removed by TI for handling and disposal by TI. Payments will be made monthly on total tonnage of Net Processed Waste. The initial base tip fee of $30.00 per ton shall be increased or decreased as necessary for the remainder of the Term such that the tip fee shall increase or decrease on a dollar for dollar basis in accordance with any change to the Orange County landfill disposal fees from a base year of 2003, which is $22.00 per ton.

   4. Delivery Procedures/Payment Calculation: All incoming RMSW to WWA will be weighed on one of TI's scales or another certified scale and a weight ticket generated. The Gross and Tare/Empty, and Net Weight will be shown in addition to the date and truck #. A copy of the incoming weight ticket will be given to WWA and one kept at the CVT Scalehouse. All outgoing residual waste will be handled in the same manner. All weight tickets need to be clearly marked as Incoming or Outgoing. At the end of the month, the total outgoing residual net weight will be subtracted from the Incoming RMSW weight to determine the Net Processed weight.

G.       WWA's OWNERSHIP OF INTANGIBLES

         All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by WWA, either alone or with others, during the term of this Agreement, whether or not conceived or developed during WWA's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of WWA was used, or that relate at the time of conception or reduction to practice of the invention to the business of WWA or to actual or demonstrably anticipated research and development, or that result from any work performed by WWA shall be the sole property of WWA.

H.       CONFIDENTIALITY OF PROPRIETARY INFORMATION

         TI and WWA agree that this Agreement and the contents thereof constitute valuable trade secret information that shall not be disclosed to any third party without the prior written consent of the Parties hereto. TI agrees that neither it nor any agent of TI will disclose any Proprietary Information (as hereinafter defined) to any individual or entity at any time during the term of this Agreement, except as is necessary and appropriate in the ordinary course of performing duties for WWA during the term of this Agreement, or unless such

Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 6
disclosure is required by law. For purposes of this Agreement, the term Proprietary Information shall mean any information that was developed by or was assigned to WWA, and which has commercial value in WWA's business. Proprietary Information includes, but is not limited to, trade secrets, financial information, customer lists and information, marketing plans, strategies, business forecasts, computer programs, source code, product plans, research and development information, testing methods and results, inventions, improvements, formulas, processes, techniques, designs, know-how and data. TI and WWA agree that violation of this Section H will cause irreparable harm to TI and/or WWA, as the case may be, therefore in addition to any and all other legal remedies available to it, WWA or TI shall be entitled to equitable and injunctive relief.

I.       NON-COMPETITION  AND  RIGHT OF FIRST REFUSAL FOR CO-OWNERSHIP OF FUTURE
         PROJECTS

   1. During the term of this Agreement, WWA will not directly or indirectly, compete with the facilities or business opportunities of TI for any solid waste or recyclable materials, including receipt of MSW or RMSW within TI's market areas. WWA agrees that it will not take any action that would impair or impede the ability of the 500 TPD and the off-site facility to meet the performance requirements of those facilities.

   2. (a) TI shall have a first right of refusal with respect to participation with WWA as an equity partner in any Project proposed by WWA within TI's market areas of (i) Orange County, Los Angeles County, San Bernardino County, Riverside County, and (ii) Alameda County, Santa Clara County, Contra Costa County, Solano County, Marin County, and San Joaquin County. Equity participation shall mean that TI shall have an equity share of fifty-one percent (51%) or greater in any Project proposed by WWA, in exchange for contributing fifty-one percent (51%) or greater of the capital funding required for the Project. "Project" as used herein, shall mean each separate business opportunity in the TI market area(s) set forth in this paragraph 2.(a) that WWA proposes to engage in, which Projects shall be capitalized as separate legal entities on a Project by Project basis. As used in (a) herein, "first right of refusal" shall mean that TI shall have the right, at its election, to participate in a Project within the market areas set forth in (i) and (ii) above, after WWA has presented a bona fide proposal for a Project to TI. Once a bona fide Project proposal is presented to TI in writing, TI shall then have a period of ninety (90) days to determine if it will exercise its right and elect to participate as an equity partner in any such Project.

         (b) TI will have a first right of refusal to participate with WWA, or utilize WWA in materials processing, in any governmental solicitation for proposals (i.e., Requests For Proposals, Invitation for Bids, etc.) within the State of California. WWA agrees that it will consult with TI at least forty five (45) days prior to WWA either (i) responding to any RFP, IFB or similar process, or (ii) WWA proposing to joint venture or otherwise collaborate with any competitor of TI in connection with any such RFP or IFB response. As used in (b) herein, "first right of


Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 7
         refusal" shall mean that TI shall have the right, at its election, to participate with WWA on a joint cooperative basis in making a proposal in response to any governmental solicitation for proposals.

         (c) As used herein, the term "bona fide proposal" means that all material terms and conditions of a proposed agreement have been fully and finally negotiated and memorialized in a draft written agreement as between WWA and a third party, and presented in writing to TI for its review.

   3.    During the period of this  agreement TI will not utilize any of the WWA
         processing   technology  in  its  operations  without  express  written permission from WWA.

J.       INSURANCE PROVISIONS.

         For purposes of this agreement WWA and TI shall carry the following types of insurance in at least the limits (which may be a combination of primary and excess coverage) specified below:

         Coverages                                  Minimum Limits of Liability
         ---------                                  ---------------------------
         Workers' Compensation                      Statutory

         Employer's Liability                       $1,000,000/occurrence

         Automobile Liability                       $2,000,000/occurrence

         Comprehensive General Liability,           $2,000,000/occurrence
         Including Bodily Injury, Property Damage   $2,000,000/general aggregate

         Excess Coverage                            $3,000,000/occurrence

                                                    $3,000,000/aggregate

         TI and WWA shall be named as an additional insured on all policies of insurance, and WWA agrees to provide certificates of coverage from its carrier(s). The Comprehensive General Liability, Excess and Automobile policies shall contain a waiver of subrogation against TI.

K.       GENERAL PROVISIONS

   1. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California. Venue for any dispute arising out of or from this Agreement, whether in tort, contract or both, shall be in a State court of competent jurisdiction in Orange County, California. This Agreement shall be subject to all applicable laws and regulations concerning the subject matter of the Agreement.




Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 8

   2. Assignment. Neither WWA or TI may assign, pledge or encumber its interest in this Agreement or any part thereof without the prior written consent of the other Party. The term "Assignment" shall not include any changes (1), in corporate structure or (2), resulting in less than a 50 percent (50%) change in the beneficial ownership of either Party.

   3. Applicability. This Agreement, unless and except where expressly limited, inures to the benefit of and shall be binding upon the Parties and their successors and assigns as may be authorized pursuant to paragraph 2 above.

   4. No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

   5. Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions shall be construed and enforced so as to give effect to the remaining provisions of the Agreement.

   6. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understanding between the parties, oral or written.

   7.    Modification,   Waivers,   Amendment.  No  modification,   termination,
         amendment or attempted waiver of this Agreement will be valid unless in writing, signed by both parties.

   8. Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the other party reasonable attorney's fees and other costs incurred in that proceeding (including expert witness fees and costs), in addition to any other relief to which such party may be entitled.

   9. Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.





Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 9

   10. Drafting Ambiguities. Each party to this Agreement has had the opportunity to consult with counsel regarding the advisability of signing this Agreement and the meaning of the terms herein. Each party (and, if applicable, his or its counsel) have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to interpreting this Agreement.

   11. Notices. Any notice to the parties required or permitted under this Agreement shall be given in writing by certified mail sent to the then principal place of business.

   12. Force Majeure. "Force Majeure" shall mean any event or condition having a material and adverse effect on the rights, duties and obligations of either party hereunder, or on the Facility, or on the lease, design, construction, equipping, start-up, operation, ownership or possession of any or all of them, if such event or condition is beyond the reasonable control, and not the result of willful or negligent action or omission or a lack of reasonable diligence, of the party asserting the Force Majeure; provided that the contesting in good faith of any event or condition constituting a change in law shall not constitute or be construed as a willful or negligent action or a lack of reasonable diligence of such party. The foregoing provisions shall not be construed to require that either party observe a higher standard of conduct than required by the usual and customary standards of the industry in question, as a condition to claiming the existence of a Force Majeure. Such events or conditions may include, but shall not be limited to, circumstances of the following kind: an act of God, epidemic, landslide, lightning, hurricane, earthquake, fire, explosion, storm, flood or similar occurrence, an act of war, effects of nuclear radiation, blockade, insurrection, riot, civil disturbance or similar occurrences, strikes, lockouts, work slowdowns or stoppages, or similar labor difficulties affecting either party hereunder, or the operation of the leased Facility, or otherwise affecting or impacting the performances of either party's contractors and suppliers; a change in law.


Taormina Industries, LLC                    World Waste of Anaheim, Inc.

/s/ Thomas Vogt                             /s/ Steven L. Racoosin
-----------------------------               ------------------------------
Thomas Vogt, President                      Steven L. Racoosin, President


June 27, 2003                               June 27, 2003
-----------------------------               -------------------------------
Date                                        Date




         Executed by the parties as of the day and year first above written. Confidential and Proprietary
Subject to Confidentiality Agreement
Prohibiting Disclosure

                                Exhibit 10.5 - 10